Exhibit 4.5

SUNOCO, INC.

OFFICERS’ CERTIFICATE

(Pursuant to Senior Indenture)

Pursuant to Sections 1.02 and 3.01 of the Indenture dated as of June 30, 2000 (the “Senior Indenture”) between Sunoco, Inc. (the “Company”) and Citibank, N.A., the undersigned duly authorized officers of the Company do hereby certify that the following terms have been established pursuant to resolutions adopted by the Board of Directors of the Company for the second series of Debt Securities (the “Series”) to be issued under the Senior Indenture:

(1) The title of the Series is: “5.75% Notes Due January 15, 2017”;

(2) The aggregate principal amount of Debt Securities of the Series which may be authenticated and delivered under the Senior Indenture (except for Debt Securities authenticated and delivered upon registration of, transfer of, or in exchange for, or in lieu of, other Debt Securities of the Series pursuant to Sections 3.04, 3.05, 3.06, 11.06 or 13.07 of the Senior Indenture) is initially limited to Four Hundred Million Dollars ($400,000,000);

(3) The Debt Securities of the Series are to be issued on December 14, 2006 and the principal of the Debt Securities of the Series is payable on January 15, 2017;

(4) The Debt Securities of the Series shall bear interest at the rate of five and three-quarters percent (5.75%) per annum. Interest shall accrue from December 14, 2006 or from the most recent Interest Payment Date to which interest has been paid. The Interest Payment Dates are January 15 and July 15 of each year, commencing July 15, 2007. The Regular Record Date for the interest payable on January 15 is the January 1 immediately preceding such Interest Payment Date. The Regular Record Date for interest payable on July 15 is the July 1 immediately preceding such Interest Payment Date;

(5) The principal and interest on the Debt Securities of the Series shall be payable at the office or agency of the Company in the Borough of Manhattan, the City of New York;

(6) The Company shall have no obligation to redeem, repay, or purchase Debt Securities of the Series pursuant to any sinking fund or analogous provision or at the option of the Holder;

(7) The Debt Securities of the Series are redeemable, in whole or in part, at the Company’s option, at any time prior to maturity at the prices set forth in the Company’s Preliminary Prospectus dated December 11, 2006, as supplemented by the Final Prospectus dated December 11, 2006;

(8) The Debt Securities of the Series shall be issuable in denominations of Two Thousand Dollars ($2,000) and any integral multiple thereof;

(9) The Debt Securities of the Series shall not be issued as Discount Securities;

(10) The defeasance provisions of Article 15 of the Senior Indenture shall apply to Debt Securities of the Series;

(11) The Debt Securities of the Series are to be issued as Registered Securities only;

(12) No provisions for the payment of additional amounts or tax redemptions shall apply to the Debt Securities of the Series;

(13) The Debt Securities of the Series are to be denominated in United States Dollars;

(14) The principal of (and premium, if any) or interest on the Debt Securities of the Series are not payable at the option of the Company in a currency other than United States Dollars;

(15) The Debt Securities of the Series are to be dated as set forth in Section 3.03 of the Senior Indenture;

(16) The amount of payments of principal of (and premium, if any) or interest on the Debt Securities of the Series is not to be determined with reference to an index;

(17) The Debt Securities of the Series are not denominated in a Foreign Currency;

(18) There is no Currency Determination Agent designated for the Debt Securities of the Series;

(19) There is no Overdue Rate applicable to the Debt Securities of the Series;

(20) The Debt Securities of the Series bear interest;

(21) So long as any Debt Securities are outstanding, the certificate required by Section 12.02 of the Senior Indenture shall be given with respect to compliance with all of the conditions and covenants under the Senior Indenture;

(22) The Debt Securities of the Series are not issuable as Bearer Securities;

(23) The Debt Securities shall be issued in global form (a “Global Note”) and shall be fully registered and deposited on or about the date of issuance with, or on behalf of, The Depository Trust Company (the “Depository”) and registered in the name of Cede & Co., as nominee of the Depository;

(24) The Debt Securities of the Series are not convertible into shares of Equity Securities; and

(25) The Debt Securities of the Series shall be in substantially the form attached hereto.

Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Senior Indenture.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, we have hereunto set our hands as of this 14th day of December 2006.

SUNOCO, INC.

/s/ Thomas W. Hofmann
Name:	Thomas W. Hofmann
Title:	Senior Vice President and Chief Financial Officer

/s/ Paul A. Mulholland
Name:	Paul A. Mulholland
Title:	Treasurer

Signature Page

to

Sunoco, Inc. Officers’ Certificate Pursuant to Senior Indenture

(December 14, 2006)